EXHIBIT 99.1

ENGlobal Reports Third Quarter 2016 Results

HOUSTON, November 3, 2016 (MARKETWIRE) — ENGlobal (Nasdaq: ENG), a leading provider of engineering and automation services, today announced results for the third quarter ended September 24, 2016.

ENGlobal reported net income of $0.5 million for the third quarter of 2016 which was an increase of $0.2 million as compared to the net income reported for the prior year period. The net income per diluted share was $0.02 for the third quarter just ended and $0.01 for the third quarter of 2015. Revenue decreased $2.2 million to $16.0 million from $18.2 million, or a 12% decrease, for the three months ended September 24, 2016, as compared to the three months ended September 26, 2015.

ENGlobal reported a net loss of $1.9 million for the nine months ended September 24, 2016, a decrease of $3.8 million compared to net income of $1.9 million reported for the prior year period. The net loss per diluted share was $0.07 for the nine months ended September 24, 2016 compared to net income per diluted share of $0.07 for the nine months ended September 26, 2015. Revenue decreased $17.7 million to $44.6 million from $62.4 million, or a 29% decrease, for the nine months ended September 24, 2016, as compared to the nine months ended September 26, 2015.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions. Through September 24, 2016, ENGlobal has repurchased and retired approximately 950,911 shares of common stock at a cost of $1.2 million under this program. As of September 24, 2016, the remaining amount authorized for repurchase under this program was $0.8 million.

Management’s Assessment

Mark Hess, ENGlobal’s Chief Financial Officer stated: “Although our recent backlog has been relatively stable, we have experienced a large upturn in project awards thus far in the fourth quarter. Similarly, we are seeing a significant increase in our proposal pipeline; however, projects are continuing to be awarded more slowly than in the past. ENGlobal has been striving to reduce both direct and variable expenses while our end markets have been in a downturn. These efforts, combined with an increase in project work, have allowed the Company to achieve profitability in the third quarter.”

Mr. Hess continued: “Our balance sheet remains very strong. Cash increased by $1.4 million during the quarter to $16.1 million at the end of September, primarily as a result of the collection of retention receivables, and we continue to have no borrowings under our working capital facility. In total, we have $22.3 million in net working capital which we believe is sufficient for us to weather the current market cycle and for future expansion.”

William A. Coskey, P.E., Chairman and CEO of ENGlobal added: “The Company continues to be opportunistic in making investments during this time in order to position our business for improving conditions. We continue to add highly experienced personnel in key positions; an effort which is just now producing results based on our significant upturn in both proposal activity and bookings.”

Mr. Coskey continued: “In addition, we have increased our project execution capabilities as a result of opening our 31 acre fabrication facility in Henderson, Texas. In the near term, this latest investment should allow us to perform more project scope by fabricating certain mechanical components. We also expect this new service to have many cross selling opportunities with our existing engineering, automation and integration businesses. However, the important long term strategy will be to facilitate ENGlobal as a provider of highly engineered and modularized process systems. We expect to provide our clients with a great amount of value that can be achieved through standardized and modular construction, and single point of project execution. “

The following is a summary of the income statement for the three months and nine months ended September 24, 2016 and September 26, 2015:

(amounts in thousands)	Three months ended September 24, 2016	Three Months ended September 26, 2015	Nine Months ended September 24, 2016	Nine Months ended September 26, 2015
Revenue	$15,968	$18,210	$44,622	$62,365
Gross Profit	3,881	3,773	7,407	12,504
General & Administrative Expenses	3,511	3,350	10,214	10,909
Operating Income (Loss)	370	423	(2,807)	1,595
Net Income (Loss)	489	320	(1,863)	1,919

The following table presents certain balance sheet items as of September 24, 2016 and December 26, 2015:

(amounts in thousands)	As of September 24, 2016	As of December26, 2015
Cash	$16,145	$7,806
Working capital	22,302	25,554
Credit facility balance	—	—

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended September 24, 2016 and September 26, 2015:

	Three months ended September 24, 2016				Three Months ended September 26, 2015
		% of	Gross	Operating		% of	Gross	Operating
(amounts in thousands)	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$8,216	51.5%	17.7%	6.6%	$11,945	65.6%	14.4%	8.9%
Automation	7,752	48.5%	31.3%	22.5%	6,265	34.4%	32.8%	23.4%
Consolidated	$15,968	100.0%	24.3%	2.3%	$18,210	100.0%	20.7%	2.3%

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the nine months ended September 24, 2016 and September 26, 2015:

	Nine months ended September 24, 2016				Nine Months ended September 26, 2015
		% of	Gross	Operating		% of	Gross	Operating
(amounts in thousands)	Total	Total	Profit	Profit	Total	Total	Profit	Profit
Segment	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$25,000	56.0%	11.5%	1.8%	$38,174	61.2%	15.3%	9.8%
Automation	19,622	44.0%	23.1%	11.9%	24,191	38.8%	27.5%	19.8%
Consolidated	$44,622	100.0%	16.6%	(6.3)%	$62,365	100.0%	20.0%	2.6%

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2016 is expected to be filed with the Securities and Exchange Commission reflecting these results by the end of the day on Friday, November 4th.

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility and level of oil and natural gas prices; (2) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (3) our ability to retain existing customers and attract new customers; (4) our dependence on one or a few customers; (5) the uncertainties related to the US Government’s budgetary process and their effects on our long-term US Government contracts; (6) our ability to regain compliance with the terms of our credit facility and to finance the Company’s growth through internal cash generation; (7) our ability to attract and retain key professional personnel; (8) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (9) our ability to execute to our internal performance plans to operate profitability and generate positive cash flow from operations; (10) our ability to identify, consummate and integrate potential acquisitions; and (11) our ability to purchase shares under our stock repurchase program due to changes in stock prices and other conditions. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:

Mark Hess

Phone: 281-878-1040

E-mail: IR@ENGlobal.com